Exhibit 99

PRESS RELEASE	For Immediate Release
MGM MIRAGE FORMS TRANSACTIONS COMMITTEE
     Las Vegas, Nevada, May 23, 2007 — MGM MIRAGE (NYSE: MGM) today announced that in response to an amended Schedule 13D filed by Tracinda Corporation with the Securities and Exchange Commission on May 21, 2007, in which Tracinda stated: “[Tracinda] intends to enter into negotiations with MGM MIRAGE to purchase the Bellagio Hotel and Casino and City Center properties. Tracinda also wishes to pursue strategic alternatives with respect to its investment in MGM MIRAGE which may include financial restructuring transactions involving all or a substantial portion of the remainder of the Company. Tracinda has made no decision with respect to any such restructuring transactions and reserves the right not to engage in or approve any transaction,” MGM MIRAGE’s Board of Directors has formed a Transactions Committee comprised of non-management, independent directors, not affiliated with Tracinda, to consider Tracinda’s statement and strategic alternatives available to MGM MIRAGE.
     MGM MIRAGE also advised that there can be no assurances that this process will result in any specific transactions. MGM MIRAGE added that it does not expect, at this point, to disclose any developments regarding its exploration of strategic alternatives.
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About MGM MIRAGE:
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer & Treasurer	Senior Vice President of Public Affairs
(702) 693-8877	(702) 891-7147 OR afeldman@mirage.com